Exhibit 99.1

News Release	TRW Automotive
12025 Tech Center Drive
Livonia, MI 48150

Investor Relations Contact:
Patrick R. Stobb
(734) 855-3140

Media Contact:
Manley Ford
(734) 855-2616

TRW Automotive Reaches Final Agreement on Terms of Previously Announced Plant Closure

LIVONIA, MICHIGAN, July 19, 2005 — TRW Automotive Holdings Corp. (NYSE: TRW), announced that on July 18 it received notice of final approval from the appropriate government agency for the planned closure of its Burgos, Spain manufacturing facility. The Company initially disclosed its intent to close the facility, along with an estimate for minimum related costs, in January of this year. The facility closure is part of the Company’s continuous cost rationalization efforts to improve capacity utilization and overall efficiency of its global operations.

Under the approved arrangement, the Company will incur pre-tax cash restructuring charges relating to severance, retention and outplacement services of approximately $31 million. The facility will be closed in the third quarter of 2005, and as such, the cash restructuring charges, previously expected to be incurred in the second quarter, will now be reflected in the Company’s third quarter financial results.

About TRW
 With 2004 sales of $12.0 billion, TRW Automotive ranks among the world’s leading automotive suppliers. Headquartered in Livonia, Michigan, USA, the Company, through its subsidiaries, employs approximately 60,000 people in 24 countries.

TRW Automotive products include integrated vehicle control and driver assist systems, braking systems, steering systems, suspension systems, occupant safety systems (seat belts and airbags), electronics, engine components, fastening systems and aftermarket replacement parts and services. All references to “TRW Automotive”, “TRW” or the “Company” in this press release refer to TRW Automotive Holdings Corp. and its subsidiaries, unless otherwise indicated. TRW Automotive news is available on the internet at www.trwauto.com.

Forward-Looking Statements
 This release contains statements that are not statements of historical fact, but instead are forward-looking statements. All forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those contained in forward-looking statements made in this release. Such risks, uncertainties and other important factors which could cause our actual results to differ materially from those contained in our forward-looking statements are set forth in our Report on Form 10-K for the fiscal year ended December 31, 2004 (the “10K”) and our Report on Form 10-Q for the quarter ended April 1, 2005, and include: our ability to successfully complete the Burgos, Spain facility closure per the final agreement; possible production cuts by our customers; escalating pricing pressures from our customers; severe inflationary pressures impacting the market for ferrous metals and other commodities; non-performance by, or insolvency of, our suppliers and customers; our substantial leverage; interest rate risk arising from our variable rate indebtedness; the highly competitive automotive parts industry and its cyclicality; product liability and warranty and recall claims; our dependence on our largest customers; loss of market share by domestic vehicle manufacturers; limitations on flexibility in operating our business contained in our debt agreements; fluctuations in foreign exchange rates; the possibility that our owners’ interests will conflict with ours; work stoppages or other labor issues and other risks and uncertainties set forth under “Risk Factors” in the 10-K and in our other SEC filings. We do not intend or assume any obligation to update any of these forward-looking statements.

# # #

2